Exhibit 21.1

	STATE or
	JURISDICTION of	PERCENT of
	INCORPORATION	OWNERSHIP
VIASYS Healthcare Inc.	Delaware
E.M.E. (Electro Medical Equipment) Limited	England	100%
EME Medical Limited	England	100%
Synchromed Limited	England	100%
Synchrony Limited	England	100%
Nicolet Biomedical Japan Inc.	Japan	100%
Tecomet Inc.	Massachusetts	100%
VIASYS Healthcare S.A.R.L.	France	100%
VIASYS Healthcare UK Ltd.	England	100%
Scimed Limited	England	100%
VIASYS Holdings Inc.	Delaware	100%
Bird Products Corporation	California	100%
Bird Products (Japan), Ltd.	Japan	100%
VIASYS MedSystems Inc.	Delaware	100%
EME Medical Inc.	Delaware	100%
Micro Medical Ltd.	England	100%
MicroGas Ltd.	England	100%
MicroMedical Deutschland GmbH	Germany	100%
PT Netherlands BV	Netherlands	40%
Pulmonetic Systems Inc.	Delaware	100%
SensorMedics Corporation	California	100%
VIASYS Healthcare GmbH	Germany	100%
Erich Jaeger U.K. Ltd.	England	100%
SensorMedics GmbH	Germany	100%
VIASYS Healthcare Nederlands B.V.	Netherlands	100%
Tiara Medical Systems, Inc.	Illinois	100%
VIASYS Healthcare Hong Kong Limited	Hong Kong	100%
VIASYS Healthcare Ireland Ltd.	Ireland	94%
VIASYS Healthcare Island ehf	Iceland	100%
VIASYS Healthcare Italy SpA	Italy	100%
VIASYS Healthcare Spain SA	Spain	100%
VIASYS International Corporation	Delaware	100%
VIASYS Ireland Ltd.	Ireland	100%
VIASYS Manufacturing Inc.	Delaware	100%
VIASYS Sleep Systems LLC	Delaware	100%
VIASYS NeuroCare France SAS	France	100%
VIASYS NeuroCare Inc.	Delaware	100%
VIASYS NeuroCare Manufacturing Inc.	Delaware	100%
VIASYS Respiratory Care Inc.	Delaware	100%
VIASYS Polymer Products LLC	Delaware	100%